[***Confidential Treatment Requested. Confidential portions of this agreement have been redacted and have been separately filed with the Commission]

                           SWINE IMPROVEMENT AGREEMENT

     This agreement, effective this 1st of June, 2004, is by and between Monsanto Company, a Delaware corporation having its primary place of business at 800 North Lindbergh Blvd., St. Louis, MO 63167 ("Monsanto"), and MetaMorphix, Inc., a Delaware corporation having its primary place of business at 8510A Corridor Rd., Savage, MD 20763 ("MMI"), and shall be effective as of the Effective Date.

                                   BACKGROUND

     A. MMI has expertise in applied genomic and proteomic technologies for optimization of livestock and has developed information on the swine genome.

     B. Monsanto is in the business of breeding swine and licensing the resulting swine genetics to swine producers and other entities in the pork value chain (the "Swine Business"), and conducts research in the areas of swine genomics, QTL discovery and fine mapping, and the practical application of marker-assisted selection in swine.

     C. Monsanto desires to obtain a license to MMI's technology related to a swine genome and use it to improve its breeding business and the resulting swine genetics for certain Traits.

     D.   MMI desires to grant such a license to Monsanto  under certain  terms.

                                    AGREEMENT

     In consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

     1. DEFINITIONS

     1.1 "AFFILIATE" means any corporation, association, partnership, or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question (but, in respect to MMI, excluding PE Corporation (NY) and Applera Corporation, itself and/or acting through its Celera Genomics Group).

     1.2 "BASE YEAR REVENUE" means the amount calculated as shown in Attachment A.

     1.3 "CELERA LICENSE AGREEMENT" means that February 28, 2002 Livestock Database License Agreement, as amended.

     1.4 "COMMERCIALLY EXPLOIT" means to make, have made, propagate, have propagated, use, have used, import, or export a Product for the purpose of selling or offering to sell such Product. "Commercial Exploitation" means the act of Commercially Exploiting a Product.

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



     1.5 "CONFIDENTIAL INFORMATION" means (i) the terms and conditions of this Agreement, (ii) any proprietary or confidential information or material, including all trade secrets, in tangible form disclosed hereunder that is marked as "Confidential" at the time it is delivered to the receiving party, and (iii) proprietary or confidential information or material, including all trade secrets, disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing (or by facsimile or email) within thirty (30) days by the disclosing party; PROVIDED HOWEVER, that the above information shall not be deemed Confidential Information, to the extent the receiving party can establish by competent written proof that such information:

          1.5.1 was already known to the receiving party, other than under an obligation of confidentiality owed to the disclosing party, at the time of disclosure;

          1.5.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure hereunder to the receiving party;

          1.5.3 becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          1.5.4 is independently developed by the receiving party without reference to any Confidential Information disclosed by the disclosing party; or

          1.5.5 was subsequently disclosed to the receiving party by a person other than the disclosing party without breach of any legal obligation to the disclosing party.

     1.6 "CONTROL" means:

          1.6.1 as to third party Confidential Information or Intellectual Property that is in-licensed by a party, the possession of the ability to disclose or grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any third party; and

          1.6.2 as to the prosecution of patent applications, the maintenance of patent rights, and the enforcement and/or defense of patent rights, Control includes the authority to select legal counsel, solicit other expert advice and assistance, and to make decisions pertaining to the conduct of patent prosecution, interferences, patent issuance, maintenance, reissue, reexamination, patent enforcement or defense, as applicable.

          (a) In the context of patent prosecution and patent maintenance, Control also includes the authority to authorize and oversee the assessment of patentability, the preparation and filing of a patent application, to authorize a claim amendment or the cancellation or addition of a claim, to authorize the payment of an issue fee, maintenance fee, or patent annuity.

          (b) In the context of patent enforcement or defense, Control further includes the authority to file and conduct a lawsuit, to offer a settlement, and to accept or reject a proposed settlement.

     1.7 "DAIRY FIELD" means the breeding of bovine breeds used in the U.S. primarily for dairy purposes.

     1.8 "EFFECTIVE DATE" means the date first written above.

     1.9 "IMPROVEMENTS" means discoveries and inventions related to the genetics of animals that are discovered or developed through access to the MMI Database by Monsanto's or its Affiliates' employees or consultants, with or without contribution to their conception from employees or consultants of MMI.

     1.10 "INTELLECTUAL PROPERTY" means generally any and all right, title, and interest in, arising from, or relating to inventions, ideas, know-how, works of authorship, and confidential information, including copyrights, patents and patent applications, trade secrets, trademarks, service marks, any registrations, or applications relating to any of the foregoing, and any other rights of a similar nature or character whether now existing or hereafter created, developed, arising, or otherwise coming into being.

     1.11 "LICENSING COSTS" means the costs actually expended to establish and maintain a value recognition and/or collection system in a given geography. Examples of such out-of pocket costs are consultants' fees, legal fees, governmental fees, and travel costs, but do not include salaries or any overhead for employees or facilities.

     1.12 "MEAT QUALITY REVENUES" means the net royalties paid to Monsanto, an Affiliate, or a Sublicensee, by a pork meat packing entity for the value of the Meat Quality Trait(s) in meat processed by that entity. Gross royalties shall be reduced by any rebates, discounts, or commissions to determine net royalties.

     1.13 "MEAT QUALITY TRAIT" means a Trait which is manifested by improved meat quality, for example, pH, color, water holding capacity, marbling, texture, tenderness, and similar meat quality attributes.

     1.14 "MMI" has the meaning set forth in the Preamble.

     1.15 "MMI DATABASE" means swine genomics information owned or controlled by MMI, including porcine sequence reads and consensus sequence, identification of the animal/breed from which each sequence was derived, sequence contig files identifying the approximately 631,000 "IN SILICO" single nucleotide polymorphisms (SNPs), and comparative sequence analysis from which approximately 217,000 porcine SNPs with synteny to human sequences were identified.

     1.16 "MMI INTELLECTUAL PROPERTY" means the Intellectual Property owned, Controlled, or sublicensable by MMI at or after the Effective Date that (i) is necessary to the effective access to the MMI Database by Monsanto, including the complete information on the MMI Database, or (ii) is relevant to the development and/or commercialization of Meat Quality Traits or Production Traits in swine.

     1.17 "MMI SUBLICENSE REVENUES" means the total payments received by MMI for
(i)  sublicenses  to  use  Improvements  or  Intellectual   Property   embodying
Improvements and (ii) the


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

revenue from the sale of goods or the provision of services (less actual costs), which goods or services are made or used by applying or using an Improvement . Any goods or services, as well as cash or debt, paid by any party in exchange for the rights received in a sublicense to Improvements shall be considered MMI Sublicense Revenues. Revenues shall not begin to accumulate for purposes of calculating royalties due to Monsanto until such time as MMI has recouped the associated Licensing Costs, if any.

     1.18 "MONSANTO" has the meaning set forth in the Preamble.

     1.19 "MONSANTO LICENSE REVENUES" means the total payments received by Monsanto for licenses to unrelated third parties under Intellectual Property for Improvements in the Swine Field, which licenses do not include the use of swine breeding stock owned or controlled by Monsanto or its Affiliates or do not involve the provision of Products by Monsanto or its Affiliates. Revenues from such licenses that do include the use of swine breeding stock owned or controlled by Monsanto or its Affiliates or do involve the provision of Products by Monsanto or its Affiliates are intended to be included in the terms "Meat Quality Revenues" and "Production Royalty Revenue." Revenues shall not begin to accumulate for purposes of calculating royalties due to MMI until such time as Monsanto has recouped the associated Licensing Costs, if any.

     1.20 "North America" means the countries of Canada, Mexico, and the United States of America.

     1.21 "Other World Areas" means all countries outside of North America.

     1.22 "Prime Rate" means the base lending rate on corporate loans from commercial banks, as published from time to time in The Wall Street Journal.

     1.23 "PRODUCT" means any method, service, or activity performed by or for Monsanto through the use of an Improvement or any animal or animal part or product, such as semen or embryos, produced by or for Monsanto or its Sublicensees through the use of an Improvement.

     1.24 "PRODUCTION ROYALTY REVENUE" means the amount calculated as shown in Attachment A.

     1.25 "PRODUCTION TRAIT" means a Trait manifested by sow productivity, growth efficiency, disease resistance, or leanness in swine.

     1.26 "RESTRICTED LINE PRODUCTS" means the boars, gilts, embryos, or semen, from any source, used by Monsanto to generate weaned pig royalties from swine producers.

     1.27 "SUBLICENSEE" means a third party who has been granted a sublicense.

     1.28 "SWINE BUSINESS" has the meaning given in the Preamble.

     1.29 "SWINE FIELD" means the activities and genetics useful in production of swine and products derived from swine.

     1.30 "Trait" means any biochemical, physiological, or physical attribute or phenotype of an animal.

     2. LICENSE GRANTS.

          2.1 License to Monsanto.

          2.1.1 Subject to the terms and conditions of this Agreement, MMI grants to Monsanto an exclusive, worldwide, royalty-bearing license under MMI Intellectual Property, including the right to access the MMI Database, in the Swine Field. Subject to full payment under Section 3.1, this license constitutes a partial, field-restricted sublicense to access and use certain rights and technology licensed by MMI from Applera Corporation, through its Celera Genomics Group, and as successor to PE Corporation (NY) under the Celera License Agreement. Monsanto shall not have the right to grant sublicenses for either (a) MMI Intellectual Property or (b) access to MMI Database, but notwithstanding the foregoing, shall be free to Commercially Exploit in any way the Improvements, including ,any genotypic markers discovered through access to the MMI Database and MMI Intellectual Property. Access to the MMI Database shall be accomplished by MMI's delivery of an electronic version thereof, including the information listed in Attachment C.

          2.1.2 Any license granted hereunder with respect to any portion of the MMI. Intellectual Property that is licensed by MMI from a third party shall be subject to any terms, conditions, or restrictions, other than financial terms, included in such third party license of which MMI notifies Monsanto in writing. For any pre-existing third-party agreements, such notice shall be delivered prior to the execution of this Agreement. Monsanto has no obligation to accept a sublicense under an agreement executed by MMI after the Effective Date. MMI has no obligation to obtain any rights that are transferable to Monsanto hereunder. MMI shall make any payments arising under any such third party license.

          2.1.3 In the event Monsanto has not begun Commercial Exploitation in North America within five (5) years of the Effective Date, the license granted to Monsanto under MMI Intellectual Property, including the right to access the MMI Database, shall become nonexclusive; and thereafter, MMI shall be free to grant any nonexclusive license under MMI Intellectual Property or the MMI Database to any third party in the Swine Field.

     2.2 MONSANTO'S GRANT BACK OBLIGATION OUTSIDE THE SWINE FIELD.

          2.2.1 Monsanto agrees to grant and hereby grants to MMI royalty-bearing exclusive, worldwide licenses to use Improvements in any area outside of the Swine Field, subject to the right of Monsanto in the Dairy Field as set forth in subsection 2.2.2 below. Such license shall be fully transferable by assignment, sublicense or any other means. The parties agree that they will negotiate adjustments to the definition of MMI Sublicense Revenues for circumstances in which MMI combines an Improvement with its own Intellectual Property in granting a sublicense or selling a good or service. The adjustments shall be negotiated on the basis of the proportion of the contribution of the relevant Improvement(s) to the value of the business that MMI has established or intends to establish or the total technology to be licensed/sublicensed to a third party.

          2.2.2 Prior to the grant of a sublicense from MMI to any third party for the use of any Improvement in the Dairy Field, MMI shall notify Monsanto in writing prior to the grant of a sublicense to a third party of the terms of such proposed sublicense (the "Notice"). If Monsanto so desires, MMI shall then exclusively negotiate with Monsanto for a period of ninety (90) days from the Notice date to attempt to reach agreement on terms for an exclusive license to Monsanto for the same Improvement(s) in the Dairy Field. If Monsanto and MMI do not reach such an agreement and thereafter MMI offers, or receives an offer for, a license for the same Improvement(s) in the Dairy Field to/from a third party with terms different from that last offered Monsanto during the previous exclusive negotiation period, MMI shall, before entering into such a license, offer the same terms Monsanto shall have ninety (90) days to accept or reject the offer. For clarity, any proposed license on terms that are different from those previously offered to Monsanto at any time must first be offered to Monsanto, which shall have ninety (90) days to accept or reject the offered license terms.

          2.2.3 Notwithstanding any other provision of this Agreement, any license granted pursuant to Section 2.2.1 shall survive any termination or expiration of this Agreement and shall remain fully enforceable thereafter so long as MMI makes required royalty payments.

          2.2.4 The licenses granted under Section 2.2.1 shall terminate if MMI has not Commercially Exploited the relevant Improvements within five years from the dates on which the relevant Improvement(s) has been disclosed to MMI under
Section 2.4.1.

     2.3 MONSANTO'S GRANT BACK OBLIGATION AND MMI'S LICENSING RIGHTS INSIDE THE SWINE FIELD.

          2.3.1 If Monsanto's license under Section 2.1 has become nonexclusive as provided in Section 2.1.3, Monsanto shall, upon request from MMI, grant to MMI a nonexclusive license in a given country for any Improvement which Monsanto is not then Commercially Exploiting in that country. However, Commercial Exploitation of the Improvement in any country of North America shall be deemed to be Commercial Exploitation in all countries of North America, and further, Monsanto shall be deemed to be Commercially Exploiting an Improvement in all major export countries for primal meat components of swine from countries in which Monsanto's, its Affiliates, or its licensees are actually selling Products embodying the Improvement.

          2.3.2  The   license   to  MMI  under  this   Section   2.3  shall  be
royalty-bearing under, the terms of Section 3.2.2 of this Agreement.

          2.3.3 Notwithstanding any other provision of this Agreement, any license granted pursuant to Section 2.3.1 shall survive any termination or expiration of this Agreement and shall only terminate or expire under its own terms.

     2.4 COLLABORATION BY THE PARTIES.

          2.4.1 The parties intend that Monsanto's use of MMI Intellectual Property and the development of Improvements based thereon be a collaborative effort along the lines of the work plan set forth in Attachment B, the details of which are not binding on either party. To that end, each party agrees to form a team that will work toward achieving the mutual goal of effective use of the MMI Database by Monsanto for their mutual benefit. The team members will be the key technical interface between Monsanto and MMI. The team will meet (a) during the first six months following the Effective Date at least once each month and (b) thereafter at least once per calendar quarter. More frequent meetings can be requested by either party and agreement to meet will not be unreasonably withheld providing that sufficient notice is given and the location or means for a meeting is reasonable. The parties agree the use of telephone or video conferencing is an acceptable means for a meeting. It is the intent of the parties that such meetings shall include discussions of MMI's technical effort on and contribution to the making of Improvements, Monsanto's progress in making Improvements, and Monsanto's plans for filing patent applications for such Improvements. The parties shall disclose to each other, inventions and discoveries related to or based on the MMI Database for so long as Monsanto has access to the MMI Database, provided, however, that neither party will disclose any information which is the confidential information of a third party without the prior permission of the receiver and that third party.

          2.4.2 MMI agrees to provide Monsanto, upon reasonable request by Monsanto, to the extent available, bioinformatics and mapping support related to Monsanto's access to the MMI Database. Such bioinformatics activities would include conducting useful sequence comparisons between the full complement of porcine sequences and human and other animal sequences available to MMI. Comparisons shall be made to sequences of other non-human species only to the extent that it does not conflict with species-specific contractual agreements between MMI and a third party. For example, sequences found to be linked to traits in other animals or humans could be compared to MMI's porcine sequence to identify potentially useful porcine SNPs. In addition, MMI would provide consulting services to Monsanto, including applying the experience of working with other licensees of MMI Intellectual Property. Nothing in this Agreement gives Monsanto any access or rights to Celera's Celera Discovery SystemTM software and Internet delivery system and its "CDS subscription" DNA sequence information.

          2.4.3 Monsanto shall provide copies to MMI of any patent application to be filed on an Improvement, at least fourteen (14) days prior to filing to allow MMI to make comments on the application. After the filing of an application, Monsanto shall promptly, upon request of MMI, provide to MMI any information necessary and useful for MMI to exercise its rights with respect to Improvements. In the event that Monsanto desires to abandon a patent or patent application which claims an Improvement, Monsanto shall first offer to assign such patent or application to MMI at no cost to MMI other than the costs for preparing documents, recording assignments, and any taxes due on such assignments. The failure of MMI to respond to such an offer in thirty (30) days may be deemed by Monsanto to be a rejection of the offer.

     3. PAYMENTS.

          3.1 ACCESS FEES. Within thirty (30) days of the Effective Date, Monsanto shall pay MMI Five Hundred Thousand Dollars ($500,000). Within thirty
(30) days of delivery of the electronic  version of the MMI Database required in
Section 2.1.1, Monsanto shall pay MMI Five Hundred Thousand Dollars ($500,000).

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



          3.2 ROYALTY PAYMENTS.

              3.2.1 BY MONSANTO.

                    (a) Monsanto shall pay to MMI *** of the sum of (i) Meat Quality Revenues, (ii) Production Royalty Revenues less Base Year Revenues, and
(iii) Monsanto License Revenues. If the resulting product is less than zero because the value of Production Royalty Revenues less Base Year Revenues is less than zero, the product shall be used as a credit against royalties due in the following quarter(s) until the credit is depleted.

                    (b) In the event that MMI has a right to grant a sublicense to any Improvement(s) in the Swine Field under Section 2.3, Monsanto shall pay to MMI *** of Monsanto License Revenues derived from license royalties for the same Improvement(s) from the same countries for which MMI holds a right.

                    (c) Beginning in the calendar year which contains the date which is seven (7) years from the Effective Date and each year thereafter, if the total payments from Monsanto to MMI under this Section 3.2.1 do not exceed *** in the calendar year, Monsanto shall pay the difference between the earned royalties of subparagraphs (a) and (b) above and *** with the payment due for the last quarter of that year; provided, however, that if Monsanto elects not to pay this difference, then the provisions of Section 10.6 shall apply and Section
10.3 shall not apply.

              3.2.2 BY MMI. MMI shall pay to Monsanto *** of MMI Sublicense Revenues.

          3.3 ROYALTY PERIOD. Except as provided in Section 3.4, Monsanto's obligation to pay royalties to MMI and MMI's obligation to pay royalties to Monsanto shall continue for each Improvement for ten (10) years from the first date Monsanto or a licensee commences Commercial Exploitation based on that Improvement, but, on a country-by-country basis, the obligation is extended until the expiration of all claims in MMI Intellectual Property or Monsanto's Intellectual Property which dominate the making, using or selling of Products based on the relevant Improvement. MMI's obligation to pay royalties to Monsanto shall continue on a country by country basis until such time as Monsanto has no pending or granted patent rights for the licensed Improvement(s).

          3.4 SUSPENSION OF MONSANTO'S ROYALTY OBLIGATION. If at the MMI Database or a substantial portion of the contents of the MMI Database becomes available to third parties through no fault of Monsanto, Monsanto's obligations to pay royalties under Section 3.2.1 shall be suspended and reduced to zero for so long as this condition exists. If MMI is able to return Monsanto's access to the MMI Database to an exclusive access, then Monsanto obligations under 3.2.1 shall be reinstated as of the first day of the following month. No royalties which might have been due during the suspension period shall accrue or ever be due by Monsanto to MMI.




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



          4. PAYMENTS; BOOKS AND RECORDS.

          4.1  ROYALTY REPORTS AND PAYMENTS.

              4.1.1 After the first commercial sale, by Monsanto, an Affiliate or a Sublicensee, of a Product, Monsanto shall deliver written reports to MMI for each calendar quarter within sixty (60) days after the end of such quarter, stating in each such report the Meat Quality Revenues, the Production Royalty Revenues, and all Licensing Costs, and the calculation of royalties due thereon. With each such report, the royalties due for the reported quarter shall be paid.

              4.1.2 After the first commercial sale of a Product by MMI, an Affiliate or a Sublicensee, MMI shall deliver written reports to Monsanto for each calendar quarter within sixty (60) days after the end of such quarter, stating in each such report the MMI Sublicensing Revenues recognized by MMI in the previous quarter, all Licensing Costs, and the calculation of royalties due thereon. With each such report, the royalties due for the reported quarter shall be paid.

              4.1.3 Upon March 31, 2005, and upon each March 31 thereafter (until reports commence under Section 4.1.1), Monsanto and MMI shall each calculate and report in detail (with back-up) to the other the amount of Licensing Costs that have arisen on or before the immediately preceding December 31.

          4.2 PAYMENT METHOD. All payments due under this Agreement shall be made by check or by bank wire transfer in immediately available funds to a bank account designated by the payee. All payments hereunder shall be made in U.S. dollars. If the due date of any payment is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.

          4.3 LATE PAYMENT PENALTIES. Interest shall accrue on any late payment owed hereunder not made within ten (10) days of the date such payment is due, including late payments of access fees, royalties, and underpayments to the extent such underpayment determinations are made by a mediator or arbitrator pursuant to Section 11, at an interest rate equal to the lesser of the Prime Rate plus two percent (2%) or the highest rate permissible by law, with such interest accruing from the date the payment was originally due, and any late payment pursuant to this Section shall be credited first to interest and then to any outstanding fees. This Section shall in no way limit any other rights and remedies available to MMI or Monsanto, whether arising under this Agreement or at law or in equity.

          4.4 CURRENCY CONVERSIONS. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in Reuters for the second to last business day of the month prior to the month in which Monsanto or MMI or a respective Affiliate, as applicable, received such payment. Should royalties earned in certain countries not be eligible for payment from that country, the party owing the royalties shall pay the other party the equivalent of such royalties due in U.S. Dollars from other sources of funds.

          4.5 RECORDS AND INSPECTION. Each party and its Affiliates and its Licensees/Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the party's principal place of business, for at least three (3) years following the end of the six (6) month period to which they pertain. The books and records of each party (and its Affiliates and Sublicensee) shall be open for inspection by the other party during such three (3) year period by a public accounting firm for whom the party to be inspected has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 4.5 shall be at the requesting party's expense and may not be conducted on a contingent fee basis; PROVIDED, HOWEVER, if a variation or error producing an increase exceeding five percent (5%) of the royalty amount stated for any period covered by the inspection is established in the course of any such inspection, then all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid promptly by the audited party to the requesting party, together with interest thereon from the date such payments were due at the lesser of the Prime Rate plus two percent (2%) or the highest rate permissible by law, and any payment pursuant to this Section 4.5 shall be credited first to interest and then to any outstanding royalties.

          4.6 TAX MATTERS. All royalty amounts and other payments required to be paid pursuant to this Agreement shall be paid without deduction therefrom for withholding for or on account of any sales tax, use tax, value-added tax or other tax or governmental charge.

          5. INTELLECTUAL PROPERTY

          5.1 INVENTORSHIP AND TITLE.

              5.1.1   Inventorship   and  rights  of  ownership   and  title  to
Improvements shall be determined in accordance with applicable law and shall be promptly assigned to Monsanto.

              5.1.2 As between the parties, title to all Intellectual Property in existence prior to the Effective Date shall remain in the name of the owner as of that date, unless transferred by a separate act of assignment by that owner. Except for the obligation of Monsanto in Section 2.2.3 and of MMI in
Section 5.1.1, nothing in this Agreement shall be construed as transferring title, or an obligation to transfer title, to any Intellectual Property.

          5.2 DEFENSE OF PATENT RIGHTS. MMI shall Control and be solely responsible for all matters including the costs related to the prosecution, maintenance, enforcement and defense of the MMI Intellectual Property licensed to Monsanto hereunder. Monsanto shall Control and be solely responsible for all matters including the costs related to the prosecution, maintenance, enforcement and defense of the patent rights for Improvements, subject to the provisions of Subsection 2.2.3. Neither MMI nor Monsanto shall have the right to enforce any patent right of the other party or its Affiliates.

          6. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.
          6.1  REPRESENTATIONS AND WARRANTIES.

              6.1.1 BY MMI. MMI warrants and represents to Monsanto that (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) as of the Effective Date and to the knowledge of MMI, there are no existing or threatened actions, suits, or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement; and (iii) MMI has not previously granted, and shall not grant any rights in or to the MMI Intellectual Property or the MMI Database to a third party in conflict with the rights or licenses granted to Monsanto under this Agreement.

              6.1.2 BY MONSANTO.  Monsanto  warrants and  represents to MMI that
(i) it has the full right and authority to enter into this Agreement, (ii) as of the Effective Date and to the knowledge of Monsanto, there are no existing or threatened actions, suits or claims pending against it with respect to either
(a) its right to enter into and perform its obligations  under this Agreement or
(b) its ability to utilize Monsanto's issued patents in furtherance of its Swine Business; and (iii) Monsanto has not previously granted, and shall not grant any right, license or interest in or to Improvements, in conflict with the rights or licenses granted (or to be granted) to MMI under this Agreement.

          6.2 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1, MMI AND MONSANTO EACH EXPRESSLY DISCLAIM ANY WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY THAT ANY PATENT LICENSED HEREUNDER SHALL BE VALID OR ENFORCEABLE. EACH PARTY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY WARRANTIES OTHER THAN THOSE SET FORTH IN SECTION 6.1. MONSANTO RECOGNIZES THAT CELERA HAS MADE NO WARRANTIES TO MMI.

          7. CONFIDENTIALITY.

          7.1 CONFIDENTIAL INFORMATION. Except as expressly provided in this Agreement, the parties covenant and agree that, for so long as this Agreement is in effect and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement. Without limitation upon any provision of this Agreement, each of the parties hereto shall be responsible for the observance by its employees and others (to the extent permitted under Section 7.2) of the confidentiality obligations set forth in this Section 7 and this Agreement, generally.

          7.2 PERMITTED DISCLOSURES. Except as otherwise limited by this Agreement, each party hereto may disclose the other party's Confidential Information and scientific data resulting from the activities conducted under the this Agreement only (a) to its Affiliates, its Sublicensees permitted under
Section 2, or to its advisors, financial investors, third party service providers, and other similarly situated third parties on a need to know basis, if such Affiliates, Sublicensees, and other permitted recipients agree to be bound by the terms of this Section 7, and (b) to the extent such disclosure is reasonably necessary in connection with prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it shall give reasonable advance notice to the latter party of such disclosure and shall cooperate with the original disclosing party in any effort by the original disclosing party to secure a protective order blocking the disclosure of, or otherwise affording confidential treatment to, such Confidential Information. It is expressly not permitted to disclose Confidential Information of the other party as part of any patent application or its prosecution without the express written consent of the disclosing party.

          7.3 EMPLOYEE AGREEMENTS. Each party shall obtain appropriate written confidentiality and assignment of proprietary rights agreements from all of its respective employees and agents, without limitation and executed as a condition of employment or agency, which agreements shall be no less protective of Confidential Information and of the parties' interests in proprietary rights than the terms set forth in this Section 7.

          7.4 PRESS RELEASES. Neither party is permitted to make any public announcement or press release unless the other party has agreed to the specific statements to be included in such announcement or release, which agreement shall not be unreasonably withheld (particularly to the extent that either party may consider itself compelled under applicable securities laws to make a limited disclosure).

          8. INDEMNIFICATION.

          8.1 INDEMNIFICATION OF MONSANTO. MMI shall indemnify, defend, and hold Monsanto and its Affiliates, and their respective directors, officers, employees, agents, consultants, and counsel, and the successors and assigns of the foregoing (the "Monsanto Indemnitees") harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a Monsanto Indemnitee, arising from or occurring as a result of (i) any use by MMI, its Affiliates, or its Sublicensees of the Improvements (including infringement of Intellectual Property and product liability claims), except to the extent caused by the gross negligence or willful misconduct of Monsanto, or
(ii) breach of MMI's representations and warranties set forth in Section 6.1.1.

          8.2 INDEMNIFICATION OF MMI. Monsanto shall indemnify, defend and hold MMI, its Affiliates, Applera Corporation (itself or acting through its Celera Genomics Group) which is a licensor of a portion of the MMI Intellectual Property, and their respective directors, officers, employees, agents, consultants, and counsel and the successors and assigns of the foregoing (the "MMI Indemnitees") harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and arbitration) resulting from a claim, suit or proceeding brought by a third party against a MMI Indemnitee, arising from or occurring as a result of (i) any practice by Monsanto, its Affiliates, or Sublicensees of the licenses granted herein, (ii) the development, manufacture, use, license, importation,  marketing,  sale,  and/or  commercialization  of  any  Product  by
Monsanto, its Affiliates, or Sublicensees (including infringement of Intellectual Property and product liability claims), except, in each case, to the extent caused by the gross negligence or willful misconduct of MMI, or (iii) a breach by Monsanto of its representations and warranties set forth in Section 6.1.2.

          8.3 PROCEDURE. A party (the "Indemnitee") that intends to claim indemnification under this Section 8 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability, or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume sole Control of the defense thereof with counsel mutually satisfactory to the parties, including, the right to settle the action on behalf of the Indemnitee on any terms the Indemnitor deems desirable in the exercise of its sole discretion, except that the Indemnitor shall not, without the Indemnitee's prior written consent, settle any such claim if such settlement contains either (a) a stipulation to or admission or acknowledgment of any liability or wrongdoing on the part of the Indemnitee, (b) imposes any obligation on the Indemnitee other than a monetary obligation, and only to the extent the Indemnitor assumes directly such obligation, or (c) a relinquishment or waiver of any right of the Indemnitee. Only a party to this Agreement may invoke the indemnification provisions of Section 8.1, 8.2, and 8.3, e.g., if an MMI consultant desires to seek contractual indemnification from Monsanto, MMI (not the consultant) would have to make such claim under this Section 8.3. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action shall not impair Indemnitor's duty to defend such action but shall relieve Indemnitor of any liability to the Indemnitee to the extent the Indemnitor is prejudiced by the delay. At the Indemnitor's request, the Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim, or liability covered by this indemnification and provide full information with respect thereto. Subject to the Indemnitee's fulfillment of its obligations under this Section 8.3, the Indemnitor shall pay any damages, costs, or other amounts awarded against the Indemnitee (or payable by the Indemnitee pursuant to a settlement agreement entered into by the Indemnitor) in connection with such claim.

          9. EXCLUSION OF DAMAGES; LIMITATION OF LIABILITY

             IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR EXEMPLARY DAMAGES, INCLUDING DAMAGES FROM LOSS OF PROFITS OR OPPORTUNITIES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL MMI'S LIABILITY TO MONSANTO ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE MMI INTELLECTUAL PROPERTY, THE MMI DATABASE, OR MONSANTO'S USE OR OTHER EXPLOITATION THEREOF, WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY, EXCEED IN THE AGGREGATE THE AMOUNTS ACTUALLY PAID BY MONSANTO TO MMI DURING THE ONE (1) YEAR PERIOD BEFORE SUCH LIABILITY FIRST ACCRUES. THIS SECTION 9 SHALL NOT APPLY TO OR LIMIT ANY REMEDIES FOR CLAIMS ARISING UNDER SECTIONS 7 AND 8.

          10. TERM AND TERMINATION.

          10.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided herein.

          10.2 TERMINATION BY MONSANTO. Prior to the development of any Improvement (but not until at least after December 31, 2004), Monsanto may terminate this Agreement at any time upon ninety (90) days prior written notice to MMI. Thereafter, Monsanto may terminate at any time by giving written notice to MMI and disclosing and assigning all rights to Improvements to MMI.

          10.3 TERMINATION FOR CAUSE. Either party may, upon written notice to the other party, terminate this Agreement in its entirety or, at the option of the party providing notice of termination, may terminate any license granted hereunder on a Product-by-Product basis, if the other party has materially breached this Agreement and failed to cure such breach within forty five (45) days after receiving written notice thereof from the party seeking to terminate. For avoidance of doubt, termination pursuant to this Section 10.3 shall be effective only if the party seeking to terminate provides notice of breach, such breach is not cured within forty five (45) days, and such party then provides notice of termination upon expiration of such cure period.

          10.4 ACCRUED OBLIGATIONS. Termination of this Agreement or any license granted hereunder for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination or the performance of which was due prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder and at law and in equity which accrued or are based upon any event occurring prior to such termination.

          10.5 EFFECT OF TERMINATION. Upon any termination of this Agreement (or any termination or expiration without renewal of any license granted hereunder), the licensee shall promptly cease any use under such license and shall, upon request of the licensor, promptly destroy all related materials, including all Confidential Information received from the licensor related to the terminated license (except one copy of which may, upon notice to the licensor, be retained solely by legal counsel solely for archival purposes). The licensee shall certify in writing its compliance with such request to destroy. Notwithstanding anything in this Section 10.5 to the contrary, (a) in the event of a termination for cause under Section 10.3, the nonbreaching party shall continue to enjoy any license to it and (b) any termination by Monsanto under Section 10.2 shall not terminate any license already granted to MMI under Sections 2.2 and 2.3 nor MMI's obligation to pay royalties to Monsanto for that license.

          10.6 TERMINATION FOR FAILURE TO PAY MINIMUM ROYALTIES. Notwithstanding the provisions of Section 10.6, if pursuant to Section 3.2.1(c) Monsanto is required to make a payment to cover a deficiency in earned royalties in order to pay a minimum amount to MMI in a year and fails to make that payment, MMI may terminate the license granted in Section 2.1 except to the extent required to allow Monsanto to continue to Commercially Exploit the Improvements made as of the termination date. Thereafter, Sections 2.4 and 3.2.1(c) shall have no effect but the remainder of the terms of this Agreement, and the rights and obligations of the parties thereunder, shall continue, including the obligations to pay royalties under Sections 3.2.1(a) and (b) and 3.2.2.

          10.7 SURVIVAL. Sections 1, 2 (but not 2.4), 3, 4, 5, 6, 7, 8, 9, 10.4,
11, and 12 shall survive the termination of this Agreement.

          11. DISPUTE RESOLUTION.

          11.1 INFORMAL NEGOTIATION; MEDIATION. If a dispute arises out of or relates to this Agreement or a breach thereof, the parties shall first try to resolve their dispute through informal and good faith negotiation between the Chief Executive Officer of MMI and the Executive Vice President of Technology of Monsanto. If said officers cannot resolve the dispute within three (3) business days, then the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure.

          11.2 ARBITRATION. Any dispute under this Agreement that is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) independent, neutral arbitrators appointed in accordance with said rules (at least one of which shall have substantial experience in the biotech or agbio industry). (In the event, however, any third party is materially necessary to the resolution of the dispute, e.g., a co-claimant, a co-defendant, or a third-party claimant or defendant, then arbitration shall not be so mandatory unless such third party agrees unconditionally to participate or both MMI and Monsanto waive all objection to proceeding.) The arbitration shall be held in Washington, D.C. The arbitrators shall determine what discovery shall be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. Except as otherwise expressly provided in this Agreement, the costs of the arbitration, including administrative and arbitrator(s)' fees, shall be shared equally by the parties and each party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within a reasonable time period following the final decision of the arbitrator(s). Any arbitration subject to this Article shall be completed within one (1) year from the filing of notice of a request for such arbitration. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party. Any decision which requires a monetary payment shall require such payment to be payable in United States dollars, free of any tax or other deduction. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and an order of enforcement.

          11.3 INFRINGEMENT AND BREACH OF CONFIDENTIALITY CLAIMS. Notwithstanding anything in this Section 11 to the contrary, claims for infringement or misappropriation of MMI Intellectual Property or Improvements by the other party, as the case may be, will not be subject to mediation or arbitration, and the party alleging such infringement or misappropriation, or defending said allegation, expressly reserves the right to submit any such claim, including any factual or legal issues relating to such a claim, to a court of competent jurisdiction, and to pursue without limitation all rights and remedies available under this Agreement and at law and in equity. In addition, either party, notwithstanding anything in this Section 11 to the contrary, may seek injunctive relief in the courts to protect its interests under Section 7 in the even of a material breach or reasonably anticipated material breach of Section 7.

          12. MISCELLANEOUS

          12.1 GOVERNING LAW. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts entered into and performed in Delaware by residents thereof (without application of law governing the conflict of laws).

          12.2 WAIVER. Neither party may waive or release any of its rights or interests in this Agreement except in writing, including the applicability of this Section 12.2. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

          12.3 AMENDMENT. This Agreement may be modified or amended only pursuant to a writing executed by both parties, including any modification or amendment of this Section 12.3.

          12.4 ASSIGNMENT. Except as otherwise provided herein, this Agreement and the licenses granted herein shall not be assignable by either party to any third party hereto without the written consent of the other party hereto; provided, however, that (subject to Section 12.5) either party may assign this Agreement, without such consent (but provided that advance written notice is
given  and  any  successor   acknowledges  in  writing  the   applicability  and
enforceability of this Agreement (particularly the "field of use" and confidentiality provisions) upon such successor), to an Affiliate of such party (provided that such original party remains liable hereunder) or in connection with the reorganization, consolidation, spin-off, sale or transfer of substantially all of the stock or assets related to that portion of its business pertaining to the subject matter of this Agreement, either alone or in conjunction with other businesses as part of an overall reorganization. The terms and conditions of this Agreement shall be binding on and inure to the benefit of such permitted successors and assigns of the parties. In the event that Monsanto (or its successor) desires to assign this Agreement and the licenses granted herein to a competitor of an MMI licensee in cattle (i.e., Cargill, Incorporated), poultry, fish, or other domestically raised livestock, and dogs and other domesticated pets, such assignee, as a part of the assigning agreement required by this Section 12.4, shall provide that persons having access to the MMI Database or MMI Intellectual Property or Improvements shall not disclose or allow to be disclosed any information embodying the same to any person involved in said competing business to protect MMI's interests in same.

          12.5 SALE OF MONSANTO'S SWINE BUSINESS. In the event that Monsanto decides to sell or otherwise transfer Control of the Swine Business to an unrelated entity, Monsanto shall notify MMI before it notifies any prospective third party purchaser (or the public) and shall give MMI a reasonable opportunity to make an offer to purchase the Swine Business from Monsanto.

          12.6 NOTICES. All notices, requests, and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

                Monsanto:          Monsanto Company
                                   800 N. Lindbergh Blvd. St.
                                   Louis, Missouri 63167
                                   Attn.: Dr. Michael Stern

                with a copy to:    General Patent Counsel
                                   Monsanto Company
                                   800 N. Lindbergh Boulevard
                                   St. Louis, Missouri 63167

                MMI:               MetaMorphix, Inc.
                                   8510A Corridor Rd.
                                   Savage, MD 20763
                                   Attn: Edwin C. Quattlebaum, Ph.D.,
                                   President and CEO

                with a copy to:    Shapiro Sher Guinot & Sandler
                                   36 S. Charles Street, Suite 2000
                                   Baltimore, Maryland 21201
                                   Attn: William E. Carlson, Esq.

Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail (or if internationally, by air mail), three (3) business days after deposit in the U.S. mail or air mail, postage prepaid; and (ii) if sent by Federal Express or other overnight delivery service, one (1) business day after delivery to such service.

          12.7 PERFORMANCE WARRANTY. Monsanto and MMI hereby warrant and guarantee the performance of any and all rights and obligations of this Agreement by their Affiliate(s) and Sublicensees.

          12.8 FORCE MAJEURE. Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (other than obligations to pay money) for the time andto the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of such party. The party affected by Force Majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.


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



          12.9 INDEPENDENT CONTRACTORS. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Monsanto or MMI as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

          12.10 ADVICE OF COUNSEL. MMI and Monsanto have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and shall be construed accordingly.

          12.11 OTHER OBLIGATIONS. Except as expressly provided in this Agreement or as separately agreed upon in writing between MMI and Monsanto, each party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

          12.12 SEVERABILITY. If any provisions of this Agreement are determined to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement; provided, if the parties are unable to agree on such a substitute clause and the deletion of the provision held invalid or unenforceable would produce material adverse financial consequences for one party, such party shall have the right to terminate this Agreement with one hundred eighty (180) days notice.

          12.13 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, either party shall at the request of the other party (i) deliver to the requesting party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

          12.14 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, both written and oral, with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Monsanto and MMI with respect to such subject matter, except that the "Confidentiality and Non-Disclosure Agreement" of August 3, 2001 (as amended by that "Modification to Disclosure Agreement" of January 21, 2004, and that "Modification to Disclosure Agreement" of February 2004), shall continue to have effect for matters between the parties prior to the Effective Date.

          12.15 HEADINGS. The headings to the Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

          12.16 CONSTRUCTION. Whenever examples are used in this Agreement with the words "including," "for example," "e.g.," "such as," "etc." or any derivation of such words, such examples are intended to be illustrative and not limiting.




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



          12.17   COUNTERPARTS.   This   Agreement   may  be   executed  in  two
counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Swine Improvement Agreement to be duly executed by their authorized representatives effective as of the Effective Date.



MONSANTO COMPANY                                  METAMORPHIX, INC.

                                                  /s/ EDWIN C. QUATTLEBAUM, PH.D

By:    /s/ MICHAEL K. STERN                       EDWIN C. QUATTLEBAUM, PH.D.
       --------------------                       ---------------------------
       Director of Chemistry and Animal Ag        President and CEO
       Technology






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



                     ATTACHMENT A

PRODUCTION ROYALTY REVENUE

a.   Total the following income amounts:

     i.   Royalties   calculated   on  weaned  pigs

     ii. Royalties for semen transferred or retained in customer systems with no future fees calculated on weaned pigs

     iii. Royalties for boars retained in customer systems with no future fees calculated on weaned pigs

     iv. Royalties for gilts transferred or retained in customer systems with no future fees calculated on weaned pigs;

b.   Deduct any rebates,  returns, or adjustments to customer payments

BASE YEAR REVENUE

a. Total the Production Royalty Revenue from the twelve month period preceding the month in which the first sale of a Product which represents an Improvement in Production Trait(s) occurs.

     Divide the total by four to use in the  calculation  of royalties due under
     Section 4.1.1 as calculated in Section 3.2.1(a)(ii).

b. In the event Monsanto acquires by purchase a business entity or other assets that generate Production Royalty Revenue, adjust the Base Year Revenue, as of the date of closing for the purchase, by adding the annual revenue, generated by the acquired entity or assets that would qualify as Production Royalty Revenue, to the previous 12-month Base Year Revenue value.

     Divide the new total by four to use in the calculation of royalties due under Section 4.1.1 as calculated in Section 3.2.1(a)(ii).




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



                                  ATTACHMENT B
                                    WORK PLAN


     1) Obtain list of data that will be transferred to Monsanto ("MON"). Initiate a sub-project to design and implement a database to store data and track work done with the data. (MMI and MON)

     2)   Evaluate  overall  informativeness  of MMI  porcine  SNPs,  extent  of
          undiscovered   polymorphisms  and  assay  `designability'.   (MON)
          a.  Randomly select *** SNPs from *** clusters
                    i. *** specific
                   ii. *** representing variation between *** and ***
                  iii. *** representing variation between *** & *** sequences included in clusters

          b.  Design primers against all *** SNPs

          c. PCR amplify and sequence all *** using genomic DNA from *** and *** `discovery panel' animals

          d.  Determine:
                    i. percentage of MMI SNPs that is informative in *** lines
                       (and ***).
                   ii. relative informativeness of *** vs. ***
                       SNPs.
                  iii. percentage of MMI SNPs for which assays can
                       probably be successfully designed.
                   iv. potential  impact   of  `unidentified   SNPs'  on   assay
                       conversion rate number of MMI SNPs, per *** bin, that need to be selected to achieve satisfactory coverage with informative marker assays.Select traits and
          QTL regions (using SSRs from porcine linkage map to flank each region) to be fine mapped. Select all sequence tagged sites (STS) from porcine linkage, radiation hybrid (RH) and BAC physical maps located within selected QTL regions. (MON)

     4) BLAST all porcine STS against all MMI porcine clusters; SNPs from any clusters matching STS sequences will be considered mapped in porcine genome. Determine percentage of STS that find sequence match and matches to cluster(s) with SNPs. (MON and MMI)

     5) Compare *** cluster sequences to human (and possibly other species) genome and identify orthologous genomic regions. Define human genomic regions likely to represent target porcine QTL region. (MON)

     6) Select all porcine SNPs belonging to MMI clusters syntenic to human regions identified in step 5. (MMI or MON)

     7) Collate all SNPs predicted to map to QTL regions of interest and make note of:
          a. QTL region (MON)
          b. human bin, if applicable (MMI or MON)
          c. actual/predicted porcine genomic location (MON)
          d. discovered in
               i. only *** sequences (MMI)
               ii.segregating between *** sequence (MMI)
               iii. segregating within breeds other than *** (MMI)

     8) Submit all SNP sequences to third party service provider to obtain `SNP Score' (MON)

     9) Select ***Mb bin, using information from step 8 to rank SNPs with highest probability for informativeness and successful assay design.
          (MON)

     10) Notify third party service provider of initial set of SNPs *** selected for `informativeness' genotyping. Provide plates containing `diversity panel' samples and `Monsanto linkage panel'. [Diversity panel = sets of unrelated animals from each MCG line of interest that can be used to determine informativeness of each SNP should the assay be successful. Monsanto linkage panel = two (or three) generation families from *** resource population that will be used to 1) check Mendelian inheritance to identify `invalid' assays and 2) identify unlinked SNPs and determine best probable order and spacing of SNPs] (MON)

     11)  Informativeness genotyping -- 3 months (MON)

     12)  Analyze  genotype  data to select  *** mb bin that:

               a.  assay  has  been  successfully   converted  (i.e.   genotypes
               generated for *** of samples submitted) (MON)

               b. SNP minor allele frequency *** in line(s) of interest (MON)

               c. no unexplained non-Mendelian inheritance issues (MON)

               d. evidence of linkage to other SNPs in QTL region. (MON)

     13) Notify third party service provider of the set of SNPs *** that have been selected to be genotyped on a large population of samples *** for association testing. Provide plates containing DNA for population genotyping. (MON)

     14)  Genotyping - 3 months (MON)

     15)  Genotypic QC and analysis. (MON)

     16)  *** Analysis of resulting genotypic and phenotypic data set. (MON)

     17)  Selection of SNP *** conferring  greatest  benefit to economic traits.
          (MON)

     18) Inclusion of selected marker haplotypes in marker-assisted selection programs designed to enhance the genetic merit of commercial swine breeding herds. (MON)

                                  ATTACHMENT C


1. All porcine fragment sequence reads
     a. Fragment (sequence read) ID
     b. Sequence of each fragment (avg. is approx. *** bp) where, number of fragments is greater than 4,000,000

2. All cloned library information
     a. Fragment ID
     b. Source library (breed) ID

3. All contig information
     a. Contig ID
     b. Consensus sequence of each contig

4. All in silico polymorphisms
     a. Polymorphism ID
     b. Contig ID that the polymorphism is found in
     c. Allele frequency within library (breed) [if available]
     d. Allele frequency between libraries (breeds) [if available]
     e. Flanking sequence around each SNP, up to *** bp, where available








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